Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of the 25th day of November 2009 (the “Effective Date”), by and between Team Health, Inc., a Tennessee corporation (the “Company”), and H. Lynn Massingale, M.D. (“Employee”) as an amendment and restatement of the employment agreement between the parties.

WITNESSETH:

WHEREAS, Employee currently serves as the Executive Chairman of the Company; and

WHEREAS, Employee originally entered into an amended and restated employment agreement with the Company dated March 11, 1999, as amended October 1, 2002 and April 15, 2005 (the “Original Agreement”), which Original Agreement was amended and restated on November 23, 2005 (the “Commencement Date”) (the “First Amended Agreement”), and further amended on May 1, 2008 (the “2008 Amendment”); and

WHEREAS, the Company and Employee wish to amend and restate the First Amended Agreement and the 2008 Amendment effective upon the Effective Date; and

NOW THEREFORE, based upon these premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree upon the terms and conditions of Employee’s employment with the Company that are set forth herein, and do hereby acknowledge that this instrument completely supercedes all previous writings as amendment and restatement of Employee’s employment agreement:

1. Effectiveness/Employment and Term.

(a) This Agreement constitutes a binding obligation of the parties as of, and shall become effective as of, the Effective Date, at which time, this Agreement shall supercede the First Amended Agreement and the 2008 Amendment, which shall thereupon be deemed to be terminated without further force or effect.

(b) The Company agrees to employ Employee and Employee agrees to be employed by the Company pursuant to the terms of this Agreement for the term of this Agreement, as Executive Chairman to perform the duties mutually agreed upon between Employee and the board of directors of the Company (the “Board”). The Company and Employee agree that the Employee will also serve as the Chairman of the Board during the time in which and so long as Employee serves as the Executive Chairman of the Company. The term of this Agreement shall be for a period of five (5) years commencing with the Commencement Date, subject to earlier termination pursuant to this Agreement. Thereafter, this Agreement shall automatically renew for successive one (1) year terms unless (i) sooner terminated pursuant to the terms of this Agreement or (ii) either party gives the other party written notice of its intention not to renew at least one hundred eighty (180) days prior to the expiration of the then current term. Company and Employee agreed in the 2008 Amendment that Greg Roth would be appointed Chief Executive Officer (“CEO”) effective the 1st day of May 2008. In the event

Greg Roth shall cease being CEO during the term of this Agreement, the appointment of his successor shall be by mutual agreement between Company and Employee. If the parties cannot agree upon a successor, Employee shall resume the duties and position of CEO, in addition to the duties of Executive Chairman. The position of Executive Chairman shall be senior to and entitled to exercise authority over the position of CEO, and the CEO will report directly to the Executive Chairman. The Executive Chairman will report directly to the Board.

2. Duties. Employee will perform all duties customarily incident to Employee’s position and such duties that are mutually agreed upon between Employee and Board. Employee shall devote Employee’s entire business time, attention and effort to the affairs of the Company and shall use his reasonable best efforts to promote the interests and success of the Company, and shall cooperate fully with the Board in the advancement of the best interests of the Company. Provided, however, Employee may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, or manage personal investments, provided that such activities do not individually or in the aggregate significantly interfere with, or are otherwise not inconsistent with, the performance of Employee’s duties under this Agreement. Nothing herein shall prevent Employee from engaging in certain passive investments so long as the same do not require Employee’s management efforts, are passive, are not inconsistent with Executive’s duties hereunder and are not prohibited by the restrictive covenants of Section 7.

3. Compensation.

3.1 Salary. Employee shall receive an annualized salary of Five Hundred Ninety Five Thousand Five Hundred Sixty Five Do11ars ($595,565) per year, payable biweekly. The Board will annually review Employee’s total compensation and may, in its sole discretion, increase Employee’s salary from time to time without the necessity of further action to amend this Agreement. Employee’s base salary as in effect at any time is hereinafter referred to as the “Base Salary”.

3.2 Bonus. For each fiscal year of Company, Employee will be entitled to earn a bonus payment based on performance, determined in accordance with Exhibit A (the “Bonus”). The Bonus, if any, shall be paid to Employee within two and one-half (2.5) months after the end of the applicable fiscal year.

3.3 Taxes and Other Applicable Deductions. From all compensation paid to Employee, the Company shall withhold all applicable sums for all state, federal and local taxes, and such other amounts as are necessary and applicable or agreed to by Employee

4. Employee Benefits. In addition to Employee’s salary, Employee shall be entitled to all standard benefits normally provided by the Company to its similarly situated executive officers, which may be sponsored, developed or established by the Company from time to time in the sole discretion of the Company. Notwithstanding the above, Employee shall receive, at a minimum, the following benefits:

4.1 Medical Coverage. The Company shall provide a standard medical benefit package, as offered to other employees of the Company, throughout the term of this Agreement, to cover the Employee and his eligible dependents in his immediate family at no cost to Employee.

4.2 Dental Coverage. The Company shall provide a standard dental benefit package, as offered to other employees of the Company, throughout the term of this Agreement, to cover the Employee and his eligible dependents in his immediate family at no cost to Employee.

4.3 Life Insurance. The Company will obtain and maintain a life insurance policy on the life of Employee in the face amount that is equivalent to Employee’s Base Salary specified in Section 3.1, as adjusted from time to time, multiplied by three; provided, that the amount of premiums paid by the Company is limited to insurance rates applicable to a healthy individual of like age. The Company agrees to pay all such premiums, if any, on the policy during the term of employment provided herein.

4.4 Vacation. Employee is entitled to take up to six (6) weeks of fully compensated vacation per annum.

4.5 Professional Fees/Journals/Society Memberships Stipend. The Company shall pay Employee One Thousand Dollars ($1,000.00) per annum to help defray Employee’s miscellaneous costs in maintaining professional relationships.

4.6 Directors and Officers Insurance. The Company shall provide Employee with a standard directors and officers insurance policy, as provided by the Company to other directors and/or officers of the Company, its affiliates and subsidiaries.

4.7 Personal Financial Planning Assistance. Effective with the onset of this Agreement, the Company shall pay Employee Eight Hundred Dollars ($800.00) per annum as a stipend to help defray costs for personal tax preparation and/or other personal and family financial planning costs.

4.8 Long-Term Disability Insurance Benefit. At a minimum, the Company shall acquire for Employee long-term disability insurance coverage throughout the term of this Agreement, for which protection to Employee shall apply after ninety (90) days of continuous disability with protection to age sixty-five (65) years and at sixty percent (60%) of Employee’s Base Salary, plus integration of benefits with government and certain other disability benefit programs (which may, inclusively, approximate sixty-five percent (65%) of Employee’s Base Salary).

4.9 Sabbatical Leave Benefit. After each consecutive five (5) year period of employment, Employee shall be entitled at Employee’s option to a three (3) week sabbatical, off salary, provided Employee serves the Company with three (3) months advance notice.

4.10 Medical Insurance Coverage, If Disabled. The Company shall continue to provide and pay for Employee’s existing medical insurance coverage, if Employee becomes fully disabled, up until age sixty-five (65) years, or until Employee becomes eligible for any alternative medical benefits program, if sooner.

4.11 Automobile Expense. The Company shall pay Employee One Thousand Dollars ($1,000.00) per month as an automobile allowance.

4.12 Company Aircraft. To the extent the Company owns or leases on a full-time basis an aircraft for business use, Employee is entitled to reasonable personal use of aircraft that is leased, owned or maintained by the Company; provided, that such use does not interfere with bona-fide business of the Company. For purposes of this Section, reasonable use shall include up to forty (40) hours of flight time per year (with unused hours forfeited at the end of each applicable year). The charge for such personal use shall be accounted for consistently with past practices of the Company. Employee shall not be entitled to any remuneration for unused hours hereunder upon termination of employment or otherwise.

5. Business Expenses. The Company will reimburse Employee, within 60 days following submission by Employee to the Company of appropriate supporting documentation, for Employee’s usual and customary business expenses incurred in the course of Employee’s employment in accordance with the Company’s applicable policies and procedures, including expenditure limits and substantiation requirements, in effect from time to time regarding reimbursement of expenses incurred by similar situated employees of the Company; provided claims for such reimbursement (accompanied by supporting documentation) are submitted to the Company within 90 days following the date such claims are incurred.

6. Termination. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Employee’s rights under this Agreement upon termination of employment with the Company and its affiliates.

6.1 Mutual Agreement/Resignation without Good Reason/Death or Disability. Employee’s employment shall terminate upon the occurrence of either of the following events:

(a) The Company and Employee shall mutually agree to termination in writing or Employee shall resign without Good Reason; provided that Employee shall be obligated to give the Company at least 90 days advance written notice of any resignation without Good Reason. Except as otherwise provided in Section 6.6(a)(i), upon Employee’s termination of employment due to mutual agreement, or the resignation of employment by Employee without Good Reason (as defined herein), Company will pay to Employee the amount of any unpaid Base Salary owed through the date of termination, and shall reimburse Employee for any unreimbursed expenses pursuant to Section 5 for expenses incurred in the performance of his duties hereunder prior to termination.

(b) The death of Employee or termination by the Company due to Employee’s Disability. Disability for purposes of this Agreement shall be the inability of Employee to materially perform his duties hereunder due to a physical or mental condition for a period of 90 consecutive days, as reasonably determined by the Board in good faith. Upon Employee’s termination of employment for death or disability, Company will pay to Employee the amount of any unpaid Base Salary owed through the date of termination, and shall reimburse Employee for any unreimbursed expenses pursuant to Section 5 for expenses incurred in the performance of his duties hereunder prior to termination. In addition, Employee shall be entitled to the severance compensation and rights described in Section 6.5(b) or 6.5(c), as applicable.

6.2 Termination for Cause. Employee’s employment may be terminated by the Company for “Cause” upon the occurrence of any of the following events:

(a) Employee’s conviction of or the entering of a guilty plea or plea of no contest with respect to a felony, the equivalent thereof, or any other crime involving fraud, dishonesty or moral turpitude which in the reasonable judgment of the Board is materially detrimental to the Company or materially affects Employee’s ability to perform his duties pursuant to this Agreement;

(b) Employee’s intentional neglect of or material inattention to Employee’s duties, which neglect or inattention remains uncorrected for more than 10 days following written notice from the Board detailing such neglect or inattention;

(c) Employee commits an intentional and material act (i) to defraud the Company or its affiliates, or (ii) of embezzlement or dishonesty against the Company or its affiliates; or

(d) Employee willfully impedes or endeavors to influence, obstruct or impede or fails to materially cooperate with an investigation authorized by the Board, a self-regulatory organization or a governmental department or agency.

Upon the Company’s termination of employment for Cause, Company will pay to Employee the amount of any unpaid Base Salary owed through the date of termination, and shall reimburse Employee for any unreimbursed expenses pursuant to Section 5 for expenses incurred in the performance of his duties hereunder prior to termination, and Company will have no other liability to Employee hereunder. Such termination shall be without prejudice to any other remedy to which the Company may be entitled, either by law, or in equity, or under the terms of this Agreement.

6.3 Termination Without Cause. In the event that the Company terminates Employee’s employment without Cause, Company will pay to Employee the amount of any unpaid Base Salary owed through the date of termination, and shall reimburse Employee for any unreimbursed expenses pursuant to Section 5 for expenses incurred in the performance of his duties hereunder prior to termination. In addition, Employee shall be entitled to the severance compensation and rights described in Section 6.5(a).

6.4 Termination for Good Reason. Employee may voluntarily resign his employment for “Good Reason” upon the occurrence of any of the following:

(a) The assignment to Employee of duties that represent a Substantial Adverse Alteration in the nature or status of his responsibilities. A “Substantial Adverse Alteration” of Employee’s status or responsibilities shall include, but not be limited to, (i) any change in Employee’s authority whereby Employee does not report directly to the Board, (ii) if any other employee or person is given authority by the Board whereby such person is senior to or otherwise entitled to exercise authority over Employee, or Employee reports to such person, or (iii) in the event the Company or the Company’s stockholders cause Employee, without Employee’s consent, to cease to be (x) a director, Executive Chairman of the Company or Chairman of the Board (other than due to Employee’s death or Disability) or (y) following any resumption by Employee of the duties and position of CEO of the Company pursuant to Section 1(b), CEO of the Company.

(b) Any reduction in his annual Base Salary or his bonus computation formula.

(c) The required relocation to a place of business more than 50 miles away from Employee’s current place of business.

(d) Any material breach by the Company of this Agreement or any other agreement with, or obligation to or for the benefit of, Employee, including but not limited to any stock option or benefit plan, registration rights agreement, or the Ensemble Acquisition LLC Agreement, in each case that is adverse to Employee.

(e) The Company provides notice of non-renewal of the term of this Agreement pursuant to Section 1(b).

Notwithstanding the foregoing, no event shall constitute Good Reason unless and until Employee shall have notified the Company in writing describing the event which constitutes Good Reason and then only if the Company shall fail to cure such event within ten (10) days following its receipt of such written notice.

Upon Employee’s termination of employment for Good Reason, Company will pay to Employee the amount of any unpaid Base Salary owed through the date of termination, and shall reimburse Employee for any unreimbursed expenses pursuant to Section 5 for expenses incurred in the performance of his duties hereunder prior to termination. In addition, Employee shall be entitled to the severance compensation and rights described in Section 6.5(a).

6.5 Severance Compensation and Other Obligations.

(a) If Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason, then, subject to Employee’s continued compliance with the provisions of Section 7 and 8 of this Agreement, the Company shall provide to Employee the following:

(i) Employee will receive an amount equal to three (3) times Employee’s Base Salary, payable in twelve (12) separate payments of equal amounts in monthly installments, beginning on the date of termination.

(ii) Employee will receive an amount equal to three (3) times the average annual Bonuses paid to Employee pursuant to Section 3.2 of this Agreement (or Section 3.2 of the First Amended Agreement, as applicable) for the two most recently completed Measuring Periods (as defined in Exhibit A), payable in twelve (12) separate payments of equal amounts in monthly installments, beginning on the date of termination.

(iii) In order to reimburse Employee for his expenses associated with continued medical benefits coverage, payment to Employee of an aggregate amount equal to thirty-six (36) months of premiums for Company group medical benefits available to Employee and Employee’s family that were in force for Employee and Employee’s family immediately prior to termination. The amount of such premiums shall be equal to the monthly premium set for those medical benefits pursuant to the continuation of medical coverage under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and sections 601 through 608, inclusive, of ERISA (collectively, “COBRA”) at the time of Employee’s termination. These payments shall be made by Company to Employee regardless of the COBRA continuation coverage actually in effect or the premiums actually paid for such coverage, and shall be payable in thirty-six (36) separate payments of equal amounts in monthly installments, beginning on the date of termination.

Notwithstanding the provision in Exhibit A that Employee’s Bonus shall not accrue until the last day of the Measuring Period, upon Employee’s termination of employment for Good Reason or in the event Company terminates Employee’s employment without Cause, Employee shall be entitled to a Bonus for the Measuring Period encompassing Employee’s termination date (even though the Measuring Period may end after Employee’s termination of employment) but such Bonus shall be pro-rated through Employee’s date of termination based upon the percentage of such Measuring Period that shall have elapsed through the date of Employee’s termination of employment. This Bonus shall not be considered as one of the “two most recently completed Measuring Periods” under Section 6.5(a)(ii) of this Agreement unless it is greater than either of the two most recently completed Measuring Periods, in which case it shall be considered as one of the two most recently completed Measuring Periods for purposes of Section 6.5(a)(ii).

(b) If Employee’s employment is terminated due to Employee’s death, the Company shall provide to Employee’s Trust (as defined herein) the following:

(i) Employee’s Trust will receive continued payment of Employee’s Base Salary, payable in equal monthly installments, for a period of two years following the date of termination.

(ii) Employee’s Trust will receive an amount equal to two (2) times the average annual Bonuses paid to Employee pursuant to Section 3.2 of this Agreement (or Section 3.2 of the First Amended Agreement, as applicable) for the two most recently completed Measuring Periods (as defined in Exhibit A), payable in equal monthly installments for two years following the date of termination. Notwithstanding the provision in Exhibit A that Employee’s Bonus shall not accrue until the last day of the Measuring Period, upon Employee’s termination of employment due to Employee’s death, Employee shall be entitled to a Bonus for the Measuring Period encompassing Employee’s termination date (even though the Measuring Period may end after Employee’s termination of employment) but such Bonus shall be pro-rated through the Employee’s date of termination based upon the percentage of such Measuring Period that shall have elapsed through the date of Employee’s termination of employment. This Bonus shall not be considered as one of the “two most recently completed Measuring Periods” under this Section 6.5(b)(ii) unless it is greater than either of the two most recently completed Measuring Periods, in which case it shall be considered as one of the two most recently completed Measuring Periods for purposes of this Section 6.5(b)(ii).

(iii) In order to reimburse Employee’s Trust for the expenses associated with continued medical benefits coverage, payment to Employee’s Trust of an aggregate amount equal to twenty-four months of premiums for Company group medical benefits available to Employee and Employee’s family that were in force for Employee and Employee’s family immediately prior to termination. The amount of such premiums shall be equal to the monthly premium set for those medical benefits pursuant to the continuation of medical coverage under COBRA at the time of Employee’s termination. These payments shall be made by Company to Employee’s Trust regardless of the COBRA continuation coverage actually in effect or the premiums actually paid for such coverage, and shall be payable in twenty-four (24) separate payments of equal amounts in monthly installments, beginning on the date of termination.

; provided that the amount of severance compensation under this Section 6.5(b) shall be reduced by the amount of insurance proceeds received by Employee from any life insurance maintained for Employee by the Company or its affiliates.

(c) If Employee’s employment is terminated by the Company due to Employee’s Disability, then subject to Employee’s continued compliance with the provisions of Section 7 and 8 of this Agreement, the Company shall provide to Employee the following:

(i) Employee will receive an amount equal to two (2) times Employee’s Base Salary, payable in twelve (12) separate payments of equal amounts in monthly installments, beginning on the date of termination.

(ii) Employee will receive an amount equal to two (2) times the average annual Bonuses paid to Employee pursuant to Section 3.2 of this Agreement (or Section 3.2 of the First Amended Agreement, as applicable) for the two most recently completed Measuring Periods (as defined in Exhibit A), payable in twelve (12) separate payments of equal amounts in monthly installments, beginning on the date of termination. Notwithstanding the provision in Exhibit A that Employee’s Bonus shall not accrue until the last day of the Measuring Period, upon Employee’s termination of employment by the Company due to Employee’s Disability, Employee shall be entitled to a Bonus for the Measuring Period encompassing Employee’s termination date (even though the Measuring Period may end after Employee’s termination of employment) but such Bonus shall be pro-rated through the Employee’s date of termination based upon the percentage of such Measuring Period that shall have elapsed through the date of Employee’s termination of employment. This Bonus shall not be considered as one of the “two most recently completed Measuring Periods” under this Section 6.5(c)(ii) unless it is greater than either of the two most recently completed Measuring Periods, in which case it shall be considered as one of the two most recently completed Measuring Periods for purposes of this Section 6.5(c)(ii).

(iii) Without prejudice to Employee’s rights under Section 4.10 (which premium payments shall be made independent of the payments made under this Section 6.5(c)(iii)), in order to reimburse Employee for his expenses associated with continued medical benefits coverage, payment to Employee of an aggregate amount equal to twenty-four (24) months of premiums for Company group medical benefits available to Employee and Employee’s family that were in force for Employee and Employee’s family immediately prior to termination. The amount of such premiums shall be equal to the monthly premium set for those medical benefits pursuant to the continuation of medical coverage under COBRA at the time of Employee’s termination. These payments shall be made by Company to Employee regardless of the COBRA continuation coverage actually in effect or the premiums actually paid for such coverage, and shall be payable in thirty-six (36) separate payments of equal amounts in monthly installments, beginning on the date of termination.

; provided that the amount of severance compensation under this Section 6.5(c) shall be reduced by the amount of insurance proceeds received by Employee from any disability plan or policy maintained for Employee by the Company or its affiliates.

6.6 Sale of Company.

(a) Without limiting the provisions for termination of employment contained herein, in the event of the termination of Employee’s employment within one year following the occurrence of a Sale of the Company:

(i) If such termination is by Employee without Good Reason, then, notwithstanding anything to the contrary in Section 6.1(a), and subject to Employee’s continued compliance with the provisions of Section 7 and 8 of this Agreement, Employee shall be entitled (in lieu of the payments described in Section 6.1(a)), to receive all payments and benefits and shall have all rights as for a termination due to Disability, described in Sections 6.1(b) and 6.5(c);

(ii) Upon a termination of Employee’s employment for any reason (other than a termination by the Company for Cause) the Company shall indemnify the Employee for any excise taxes under section 4999 of the Code and other resulting taxes, as described in Exhibit B to this Agreement.

(b) The Company and Employee agree to cooperate in good faith to take appropriate action and shall use best efforts to obtain approval of the terms of this Agreement, and the approval of any other arrangement which provides for any “parachute payment” to Employee, as defined in section 280G of the Code, in a manner that satisfies the shareholder approval requirements of Treas. Reg. § 1.280G-1 Q/7, based on the circumstances that are in effect at the Commencement Date.

(c) The Company shall take appropriate action to provide in the appropriate equity compensation plans and agreements of the Company for the full vesting of all equity awards to Employee upon the consummation of a Sale of the Company.

(d) A “Sale of the Company” means the occurrence of any of the following events: (i) any “Person” (as defined in Sections 13(d) and 14(d) of the Exchange Act (defined as the Securities Exchange Act of 1934, as amended)), other than Ensemble Parent LLC or any equityholder of Ensemble Parent LLC and any affiliates of Ensemble Parent LLC or such equityholder, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of “Securities” (defined as capital stock, limited partnership interests, limited liability company interests, beneficial interests, warrants, options, notes, bonds, debentures, and other securities, equity interests, ownership interests and similar obligations of every kind and nature of any Person) of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting Securities; or (ii) any sale of all or substantially all of the assets of the Company to any Person, other than Ensemble Parent LLC or any equityholder of Ensemble Parent LLC and any affiliates of Ensemble Parent LLC or such equityholder.

(e) If any payment due Employee under Section 6.5 or 6.6 which becomes due as a result of a termination of Employee’s employment by Company without Cause or a termination of Employee’s employment by Employee for Good Reason or a termination of Employee’s employment by Employee without Good Reason, in each case within one year following a Sale of the Company, is required to be delayed for six (6) months from the date of such separation from service in order to comply with the requirements of Section 409A of the Code, then the Company shall contribute an amount equal to any payment that may be required to be delayed pursuant to this Section 6.6(e) into a rabbi trust, which trust shall be established on terms to be reasonably agreed between the Company and Employee at the time of such separation from service, and which trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code. The trustee of such trust shall deliver amounts contributed to such trust to Employee upon the date that is six (6) months and one day after the date of separation from service with the Company. The provisions of this Section 6.6(e) shall be implemented in a manner consistent with Section 26.

7. Restricted Activities.

7.1 Preliminary Statement. Employee acknowledges that by virtue of Employee’s duties under this Agreement, Employee shall become aware of various sensitive and confidential information, and shall develop contacts and relationships which Employee otherwise would not have had access to or developed. Employee further acknowledges that such information and relationships would give Employee an unfair competitive advantage should Employee compete with the Company. Employee further acknowledges that the Company has certain subsidiaries and affiliates (collectively, the “Related Companies”) and that Employee may also become aware of certain confidential information relating to the Related Companies and will develop certain contacts and relationships with clients or customers of the Related Companies which would give Employee an unfair competitive advantage if Employee should compete with the Related Companies. Accordingly, Employee agrees that Employee shall not, directly or indirectly, whether alone or as a partner, officer, director, investor, employee, agent, member or shareholder of any other entity or corporation, without the prior written consent of the Company, violate any of the covenants (the “Covenants”) set forth in this Section 7. For purposes of this Agreement, the term “affiliate” shall mean any person or entity which controls, is controlled by, or is under common control with the Company or a Related Company.

7.2 Covenant Not to Divulge Confidential Information. During the term of Employee’s employment with the Company, whether pursuant to this Agreement or otherwise, and after termination of Employee’s employment with the Company, Employee shall not (i) use any Confidential Information of or concerning the Company or the Related Companies except for the Company’s benefit or (ii) disclose or divulge to any third party any Confidential Information relating to the Company or the Related Companies, except as otherwise required by law “Confidential Information” shall mean information concerning the Company or any Related Company, whether written or oral, which Employee is or becomes aware of and which has not been publicly disclosed. Information shall not be deemed “publicly disclosed” if disclosed by Employee in violation of this Agreement or as a result of such information being disclosed to employees or agents of the Company or any Related Company.

7.3 Covenant Not to Compete or Interfere with Business Relationships. During the term of Employee’s employment with the Company, whether pursuant to this Agreement or otherwise, for a period of (x) one (1) year after termination of Employee’s employment with the Company, if such employment is terminated hereunder by the Company without Cause or by Employee for Good Reason, and (y) two (2) years after termination of Employee’s employment with the Company if such employment is terminated for any reason other than those described in clause (x), Employee shall not engage in any activity competitive with or adverse to the Company or any Related Company described in this Section 7.3.

(a) Employee shall not solicit or hire (for Employee or on behalf of a third party) any person who is then, or during the term of this Agreement was, an employee or contractor (including, without limitation, any contract physicians) of the Company or any Related Company. Contract physicians shall include those physicians with whom the Company or any Related Company then has a contract, or which have actively been recruited by the Company or any Related Company within one hundred eighty (180) days prior to termination of this Agreement.

(b) Employee shall not induce or attempt to induce any person or entity doing business with the Company or any Related Company, to terminate such relationship, or engage in any other activity detrimental to any Related Company. Specifically, Employee shall not solicit or contract with (a) any then current client of the Company or any Related Company, (b) any client with which the Company or any Related Company previously did business during the one (1) year period immediately prior to termination of Employee’s employment with the Company, or (c) any prospective client of the Company or any Related Company which the Company or a Related Company was “actively seeking” to do business with within the one (1) year period immediately before termination of Employee’s employment with the Company. (For purposes of this Agreement, the Company or a Related Company will be deemed to have been “actively seeking” to do business with a prospective client if the Company or a Related Company did any of the following: (A) met with the administration of such prospective client, (B) submitted a response to a Request for Proposal (“RFP”) or other formal proposal from such prospective client, or (C) made any other written response to a request, solicitation, or initial discussion by or with such prospective client).

(c) Employee shall not be employed by nor have any financial relationship with any entity which directly or indirectly performs any competitive activity which Employee is individually prohibited from performing under the terms of this Agreement.

(d) Notwithstanding the restrictions specified in this Section 7, nothing herein shall be construed to prohibit Employee from: (i) owning, solely as a passive investment, the securities of an entity which are publicly traded on a national or regional stock exchange or on the over-the-counter market or investing through a private equity fund in securities of an entity that is not publicly traded, provided that Employee (A) is not a controlling person of, or a member of a group which controls, such entity and (B) does not, directly or indirectly, own 5% or more of any class of securities of such entity; or (ii) owning, solely as a passive investment, the securities of an entity which are not publicly traded provided that such entity is not engaged in a principal business of providing emergency room services to hospitals.

Except as specifically provided herein, Employee is free to practice medicine or engage in any business activity, not otherwise prohibited by this Agreement, in any geographic location.

7.4 Construction. For purposes of this Section 7, the term “then” shall mean at the time of Employee’s engagement in the applicable conduct. The Covenants are essential elements of this Agreement, and but for Employee’s agreement to comply with the Covenants, the Company would not have entered into this Agreement. The Covenant shall be construed as independent of any other provisions in this Agreement. Except as provided in Section 7.6 below, the existence of any claim or cause of action of Employee against the Company or any Related Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of any of the Covenants. The period of time during which Employee is prohibited from engaging in the business practices described in the Covenants shall be extended by any length of time during which Employee is in breach of the Covenants. The Company and Employee agree that the Covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company. However, if a court of competent jurisdiction determines that any portion of the Covenants, including without limitation, the specific time period, scope or geographical area, is unreasonable or against public policy, then such Covenants shall be considered divisible as to time, scope, and geographical area and the maximum time period, scope or geographical area which is determined to be reasonable and not against public policy shall be enforced.

7.5 Remedies. The parties agree that if Employee breaches any Covenant, the Company or the Related Companies, as applicable, will suffer irreparable damages and Employee will receive a benefit for which Employee had not paid. Employee agrees that (i) damages at law will be difficult to measure and an insufficient remedy to the Company or a Related Company in the event that Employee violates the terms of this Section 7 and (ii) the Company and the Related Companies shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of this Section 7 without the necessity of posting a bond at proving actual damages, which injunctive relief shall be in addition to any other rights or remedies available to the Company or the Related Companies. No remedy shall be exclusive of any other, and neither application for nor obtaining injunctive or other relief shall preclude any other remedy available, including money damages and reasonable attorneys’ fees. Employee agrees to pay the Company or the Related Companies all costs and expenses incurred by the Company or the Related Companies relating to the enforcement of the terms of this Section 7 including reasonable attorneys’ fees, both at trial and in appellate proceedings. Employee acknowledges and agrees that the Related Companies are intended beneficiaries of the Covenants and shall have the same rights and remedies as the Company to enforce the Covenants.

7.6 Limitation on Enforcement. In the event the Company materially breaches this Agreement by failing to meet a payment obligation hereunder (as defined below), and Employee is not in breach of this Agreement, then Employee shall no longer be bound by the Covenants. For purposes of this Agreement, “materially breaches this Agreement by failing to meet a payment obligation hereunder” shall mean (i) the Company has failed to meet a payment obligation hereunder (and likewise failed to cure such nonpayment within thirty (30) days following notice from Employee) and (ii) the Company did not have a good faith basis to not pay the disputed payment to Employee. If a good faith dispute does exist regarding any payment obligation, the Company shall only be deemed to have materially breached this Agreement by failing to meet a payment obligation hereunder if, after the amount to be paid is determined by a trial court of competent jurisdiction, the Company does not pay such amount awarded by such court within thirty (30) days after the trial court’s decision.

8. Inventions and Intellectual Property. Employee acknowledges that all developments, including, without limitation, inventions, patentable or otherwise, discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to the present or planned business of the Company or any Related Company that, alone or jointly with others, Employee may conceive, create, make, develop, reduce to practice or acquire during the term of this Agreement (collectively, the “Developments”) are works made for hire and shall remain the sale and exclusive property of the Company, and Employee hereby assigns to the Company all of Employee’s right, title and interest in and to all such Developments. All related items, including, but not limited to, memoranda, notes, lists, charts, drawings, records, files, computer software, programs, source and programming narratives and other documentation (and all copies thereof) made or compiled by Employee, or made available to Employee, concerning the business or planned business of the Company or any Related Company shall be the property of the Company and shall be delivered to the Company promptly upon the termination of this Agreement. The provisions of this Section 8 shall survive the termination of this Agreement.

9. Key Man Insurance. The Company shall have the option to purchase a key man disability and/or life insurance policy regarding Employee which names the Company or its designee as beneficiary. Employee agrees to cooperate with the Company in obtaining such policies including, without limitation, submitting to a reasonably requested medical examination.

10. Death. If Employee dies before the date on which all amounts owing to the Employee hereunder are paid in full, the Company shall pay to the Trustees of The H. Lynn Massingale Trust dated June 16, 2000 (or such other recipient as designated from time to time by Employee in writing) (“Employee’s Trust”) such remaining amounts when and as such amounts were otherwise payable to Employee. After receiving the payments provided under this Section 10, Employee and Employee’s estate shall have no further rights against the Company for compensation under this Agreement.

11. Assignment and Binding Effect. Employee may not sell, assign, transfer, or otherwise convey any of Employee’s rights or delegate any of Employee’s duties under this Agreement without the prior written consent of the Company. Otherwise, this Agreement shall be binding upon and inure, to the benefit of the parties and their successors, assigns, heirs, representatives and beneficiaries.

12. Entire Agreement and Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof; supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by both parties.

13. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.

14. Governing Law and Venue and Limitations Period. Tennessee law shall govern the rights and obligations under this Agreement, without giving effect to any conflict of laws principles that would require application of the laws of any other jurisdiction. In the event litigation is necessary, such legal action shall be commenced only in a court of competent jurisdiction in Knox County, Tennessee; litigation commenced other than in Knox County, Tennessee shall be subject to being dismissed, stayed or having venue transferred to Knox County at the option of the party not commencing said litigation. The parties further waive all objections and defenses to litigation being conducted in Knox County, Tennessee, based upon venue or under the doctrine of forum non conveniens. Legal proceedings for breach of this Agreement shall be commenced within twelve (12) months of any alleged breach or thereafter be barred.

15. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or first class mail, to the addresses below, or hand-delivered to the party to whom it is to be given. Any party may change such address by written notice to the other party. Any notice or other communication given by certified mail or first class mail shall be deemed given two (2) days after mailing thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof.

If to the Company:	Team Health, Inc.
1900 Winston Road, Suite 300
Knoxville, Tennessee 37919
Attn: Heidi S. Allen, Esq.

With a copy to:	Simpson Thacher & Bartlett, LLP
425 Lexington Avenue
New York, NY 10017
Attn: Brian D. Robbins, Esq.

If to Employee:	H. Lynn Massingale
the most recent address included in the personnel records of the Company

With a copy to:	Harwell Howard Hyne Gabbert & Manner, P.C.
315 Deaderick Street, Suite 1800
Nashville, Tennessee 37238
Attn: Mark Manner, Esq.

Notwithstanding anything herein to the contrary, if actual written notice is received, regardless of the means of transmittal, such notice shall be deemed to be acceptable and effective as proper notice under this Section 15.

16. Severability. Except as otherwise provided in Section 7.4, in the event that any provision in this Agreement shall be found by a court, arbitrator, referee or governmental authority of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be effected or impaired thereby, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

17. Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

18. Confidential. The parties acknowledge and agree that this Agreement and each of its provisions are and shall be treated strictly confidential. During the term of this Agreement and thereafter, or until such time that this document has been filed with the Securities and Exchange Commission, Employee shall not disclose any terms or information pertaining to any provision of this Agreement to any person or entity without the prior written consent of the Company, with the exception of Employee’s tax, legal or accounting advisors for legitimate business purposes of Employee, or as otherwise required by law.

19. Enforcement Costs. Subject to the provisions of Section 7.5 herein, if any legal action or other proceeding is brought, for the enforcement of any of the terms or conditions of this Agreement, or because of an alleged dispute, breach, or default, in connection with any of the provisions of this Agreement the prevailing party in such action shall be entitled to recover from the non-prevailing party the costs it incurred in such action including, but not limited to, reasonable attorneys’ fees (including costs and fees incurred on appeal), in addition to any other relief to which such party may be entitled.

20. [reserved]

21. Survival. Termination of this Agreement shall not terminate any continuing obligation(s) of the patties under this Agreement, and the patties hereby agree that such obligation(s) shall survive termination, unless the context of the obligation(s) requires otherwise.

22. Name or Change. This Agreement shall continue in full force and effect in the event of a change in the name or ownership of the Company.

23. Compliance with other Agreements. Employee represents and warrants that the execution of this Agreement and Employee’s performance of Employee’s obligations hereunder will not conflict with, or result in a breach of any provision of, or result in the termination of, or constitute a default under, any agreement to which Employee is a party or by which Employee is or may be bound.

24. No Rule of Construction. This Agreement shall be construed to be neither against nor in favor of any party hereto based upon any party’s role in drafting this Agreement, but rather in accordance with the fair meaning hereof.

25. Indemnification.

25.1 General. The Company agrees that if Employee is made a party or is threatened to be made a party to any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Employee is or was a trustee, director, officer, member, shareholder, partner, employee or agent of the Company or any of its Related Companies or is or was serving at the request of the Company or any of its affiliates as a trustee, director, officer, member, shareholder, partner, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other entity, including without limitation, service with respect to employee benefit plans, whether or not the basis for such Proceeding is alleged action in an official capacity while serving as a trustee, director, officer, member, shareholder; partner, employee, agent or otherwise, Employee shall be indemnified and held harmless by the Company to the fullest extent authorized by law, as the same exists or may hereafter be amended, against all Expenses (as defined herein) incurred or suffered by Employee in connection therewith, and such indemnification shall continue as to Employee even if he has ceased to be a trustee, director, officer, member, shareholder, partner or agent of, or is no longer employed by, the Company or any of its Related Companies and shall inure to the benefit of his heirs, executors and administrators.

25.2 Expenses. As used in this Section 25, “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, costs, attorneys’ fees, accountants’ fees, disbursements and costs of attachment or similar bonds, costs of investigations, and any expenses of establishing a right to indemnification under this Agreement.

25.3 Enforcement. If a claim or request under this Section 25 is not paid by the Company, or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, Employee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and, if successful in whole or in part, Employee shall also be entitled to be paid the costs and expenses, including, without limitation, attorneys’ fees, or prosecuting such suit, together with prejudgment interest.

25.4 Partial Indemnification. If Employee is entitled to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof the Company shall nevertheless indemnify Employee for the portion of such Expenses to which Employee is entitled.

25.5 Advances of Expenses. Expenses incurred by Employee in connection with any Proceeding shall be paid by the Company in advance upon Employee’s request that the Company pay such Expenses, but only in the event that Employee shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Employee is not entitled to indemnification, and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

25.6 Notice of Claim. Employee shall give the Company notice of any claim made against Employee for which indemnification will or could be sought under this Agreement. In addition, Employee shall give the Company such information and cooperation as it may reasonably require and as shall be within Employee’s power and at such times and places as are convenient for Employee.

25.7 Defense of Claim. With respect to any Proceeding (except any criminal or regulatory Proceeding) as to which Employee notifies the Company of the commencement thereof (i) the Company will be entitled to participate in such Proceeding at its own expense; (ii) except as otherwise provided below, to the extent it so desires, the Company will be entitled to assume the defense thereof with counsel satisfactory to Employee, which in the Company’s discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary thereof (Employee also shall have the right to employ his own counsel in such action, suit or Proceeding if Employee reasonably concludes that failure to do so would involve a conflict of interest between the Company and Employee, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company); and (iii) the Company shall not be liable to indemnify Employee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent, such consent not to be unreasonably withheld. The Company shall not settle any action or claim in any manner that would impose any penalty that would not be paid directly or indirectly by the Company or result in any limitation on, or reporting requirements to third parties by, Employee without Employee’s prior written consent. Neither the Company nor Employee will unreasonably withhold or delay their respective consent to any proposed settlement. A party from which consent to settle is requested shall respond to such request no later than five (5) days, unless for good cause, but in no event less than thirty (30) days. A party’s response shall either consent or set forth in reasonable detail the basis on which consent is withheld. A party failing to timely respond as provided herein shall be deemed to have consented to such proposed settlement.

25.8 Non-Exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 25 shall not be exclusive of any right that Employee may have or hereafter may acquire under any statute or certificate of incorporation or bylaws of the Company or any subsidiary thereof, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

26. Compliance With IRC 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Employee’s termination of employment with the Company Employee is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company shall consult with Employee in good faith regarding the implementation of the provisions of this Section 26; provided that neither the Company nor any of its employees or representatives shall have any liability to Employee with respect to thereto. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and references herein to Executive’s termination of employment shall refer to Executive’s “separation from service” within the meaning of Section 409A of the Code.

27. Effect of Termination. Any termination of the Employee’s employment with the Company shall automatically be deemed to be a simultaneous resignation of all other positions and titles the Employee holds with the Company or any of its affiliates, whether as an officer, director, fiduciary, administrator or otherwise.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

TEAM HEALTH, INC.

By	/s/ Heidi S. Allen

Its:	Senior Vice President and General Counsel

EMPLOYEE:

/s/ H. Lynn Massingale

EXHIBIT A

Employee shall be entitled to participate in a “Bonus”, based on certain earnings of Team Health, Inc. (the “Company”), as provided below.

1. The Company shall establish from time to time Company Target EBITDA for certain periods of time not to exceed one (1) year (“Measuring Period’). Unless otherwise determined by the Company and approved by the Board, the Company Target EBITDA shall be based upon the Board approved budget for the applicable Measuring Period. Employee shall be notified of such Company Target EBITDA for the applicable Measuring Period within seventy-five (75) days of the end of the preceding Measuring Period. If the actual EBITDA for the Company meets Company Target EBITDA for such Measuring Period, Employee shall receive 65% of Employee’s Base Salary received during the Measuring Period as a Bonus. Additionally, if the actual EBITDA for the Company exceeds Company Target EBITDA for such Measuring Period, Employee shall receive an additional 65% (or portion thereof) of Employee’s Base Salary received during the Measuring Period as a Bonus for every 1% (or portion thereof) the actual EBITDA for the Company exceeds Company Target EBITDA for such Measuring Period (up to a maximum Bonus of 97.5% of Employee’s Base Salary if actual EBITDA is equal to or greater than 100% of Company Target EBITDA). For example, if the actual EBITDA for the Company is 105.5% of the Company Target EBITDA for the applicable Measuring Period, then Employee would receive 97.5% of Employee’s Base Salary received during such Measuring Period as a Bonus. If the actual EBITDA for the Company for any Measuring Period does not meet Company Target EBITDA in such Measuring Period, no Bonus shall be paid under this paragraph

2. Except as specifically provided in Section 6.5 (“Severance Compensation”) of this Agreement, Employee’s Bonus shall not accrue until the last day of each Measuring Period.

3. For purposes of this Agreement, (i) EBITDA shall mean the Company’s earnings before interest, taxes, depreciation and amortization, as calculated by the Company using its usual and customary accounting practices and (ii) Measuring Period shall be any period of time defined by the Company, provided that such time period shall not exceed one (1) year. The parties specifically acknowledge that the salary and benefits paid by the Company to Employee pursuant to this Agreement shall be deemed to be expenses when calculating the EBITDA.

EXHIBIT B

Change in Control Tax Payments

This Exhibit B to the employment agreement (this “Agreement”) between Team Health, Inc. (the “Company”) and H. Lynn Massingale (the “Employee”) is intended by the parties to provide the change in control tax benefits that are referenced in Section 6.6(a)(ii) of this Agreement.

(a) Gross Up Payment: In the event of the termination of Employee’s employment with the Company for any reason (other than a termination by the Company for Cause) within one year following the occurrence of a Sale of the Company, then if it shall be determined that any payment or distribution by or on behalf of the Company to or for the benefit of Employee as a result of a change in control of the Company, as defined in section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Exhibit B (a “Payment”)) would be subject to the excise tax imposed by section 4999 of the Code, or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount equal to the amount necessary such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Tax Opinion. Subject to the provisions of Paragraph (c) hereof, all determinations required to be made under this Exhibit B, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or law firm selected by the Company (the “Tax Firm”); provided, however, that the Tax Firm shall not determine that no Excise Tax is payable by Employee unless it delivers to Employee a written opinion (the “Tax Opinion”) that failure to pay the Excise Tax and to report the Excise Tax and the payments potentially subject thereto on or with Employee’s applicable federal income tax return will not result in the imposition of an accuracy-related or other penalty on Employee. All fees and expenses of the Tax Firm shall be borne solely by the Company. Within 15 business days of the receipt of notice from Employee that there bas been a Payment, or such earlier time as is requested by the Company, the Tax Firm shall make all determinations required under this Exhibit B, shall provide to the Company and Employee a written report setting forth such determinations, together with detailed supporting calculations, and, if the Tax Firm determines that no Excise Tax is payable, shall deliver the Tax Opinion to Employee. Any Gross-Up Payment, as determined pursuant to this Exhibit B, shall be paid by the Company to Employee (or to the Internal Revenue Service or other applicable taxing authority on Employee’s behalf) within fifteen days of the receipt of the Tax Firm’s determination, and in any event no later than is permitted under the provision of Treasury Regulation Section 1.409A-3(i)(1)(v). Subject to the remainder of this Exhibit B, any determination by the Tax Firm shall be binding upon the

Company and Employee; provided, however, that Employee shall only be bound to the extent that the determinations of the Tax Firm hereunder, including the determinations made in the Tax Opinion, are reasonable and reasonably supported by applicable law. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Tax Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth in Paragraph (c) that Employee is required to make a payment of any Excise Tax, the Tax Firm shall reasonably determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee. In determining the reasonableness of Tax Firm’s determinations hereunder, and the effect thereof, Employee shall be provided a reasonable opportunity to review such determinations with Tax Firm and Employee’s tax counsel Tax Firm’s determinations hereunder, and the Tax Opinion, shall not be deemed reasonable until Employee’s reasonable objections and comments thereto have been satisfactorily accommodated by Tax Firm.

(c) Notice of IRS Claim. Employee shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 calendar days after Employee actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of Employee to notify the Company of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to Employee under this Exhibit B except to the extent that the Company is materially prejudiced in the defense of such claim as a direct result of such failure. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall do all of the following:

I.	give the Company any information reasonably requested by the Company relating to such claim;

II.	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Employee;

III.	cooperate with the Company in good faith in order effectively to contest such claim;

IV.	if the Company elects not to assume and control the defense of such claim, permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Exhibit B, the Company shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one of more appellate courts, as the Company shall determine; provided, however, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) Right to Tax Refund. If, after the receipt by Employee of an amount advanced by the Company pursuant to Exhibit B, Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Company’s complying with the requirements of Paragraph (c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Company pursuant to Paragraph (c), a determination is made that Employee is not entitled to a refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall, to the extent of such denial, be forgiven and shall not be required to be repaid and the amount of forgiven advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.